Exhibit 99.1

Laboratory Corporation of America® Holdings

358 South Main Street

Burlington, NC 27215

Telephone: (336) 584-5171

www.labcorp.com

FOR IMMEDIATE RELEASE

Contact:	Paul Surdez (investors) – 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) – 336-436-8263
Media@labcorp.com

LabCorp Subsidiary Sequenom, Inc. Announces Expiration of and Final Tender Results for Tender Offers for 5% Convertible Senior Notes Due 2017 and 5% Convertible Senior Exchange Notes Due 2018

BURLINGTON, N.C. and SAN DIEGO, CA, October 18, 2016 — Sequenom, Inc. (“Sequenom”), a wholly-owned subsidiary of Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), announced the final results, as of 5:00 p.m., New York City time, on Monday, October 17, 2016 (the “Expiration Date”), of the cash tender offers (the “Tender Offers”) for any and all of the outstanding 5% Convertible Senior Notes Due 2017 (CUSIP No. 817337 AB4, the “2017 Notes”) and 5% Convertible Senior Exchange Notes Due 2018 (CUSIP No. 817337 AC2, the “2018 Notes” and, together with the 2017 Notes, the “Notes”) issued by Sequenom.

The depositary for the tender offers has advised Sequenom that, as of the Expiration Date, (i) a total of $44,871,000 aggregate principal amount of the outstanding 2017 Notes, representing approximately 99.713% of the outstanding 2017 Notes, were validly tendered (and not validly withdrawn), and (ii) a total of $85,000,000 aggregate principal amount of the outstanding 2018 Notes, representing 100.00% of the outstanding 2018 Notes, were validly tendered (and not validly withdrawn) in the Tender Offers.

Sequenom has accepted for purchase all 2017 Notes and 2018 Notes properly tendered and not validly withdrawn in the Tender Offers. Holders whose 2017 Notes were validly tendered on or before 5:00 p.m., New York City time, on September 29, 2016 (the “Early Tender and Consent Payment Deadline”), and not withdrawn, will receive, in respect of each $1,000 principal amount of 2017 Notes, the “2017 Total Consideration” of $1,037.50 plus Accrued Interest (such price being rounded to the nearest $0.01 per $1,000 principal outstanding amount of Notes) on October 20, 2016 (the “Settlement Date”). Holders whose 2018 Notes were validly tendered on or before the Early Tender and Consent Payment Deadline, and not withdrawn, will receive, in respect of each $1,000 principal amount of 2018 Notes, the “2018 Total Consideration” of $1,046.25 plus Accrued Interest (such price being rounded to the nearest $0.01 per $1,000 principal outstanding amount of Notes) on the Settlement Date. Holders whose 2017 Notes were validly tendered after the Early Tender and Consent Payment Deadline but on or prior to the Expiration Date, and not withdrawn, will receive, in respect of each $1,000 principal amount of 2017 Notes tendered, the “Purchase Price” of $1,000.00, plus accrued interest to but excluding the Settlement Date. No tenders of Notes will be valid if submitted after the Expiration Date.

Barclays acted as the dealer manager and solicitation agent for the Tender Offers.

About LabCorp®

Laboratory Corporation of America® Holdings (NYSE: LH), an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and develops technology-enabled solutions to change the way care is provided. With net revenue in excess of $8.5 billion in 2015, LabCorp’s 50,000 employees serve clients in 60 countries. To learn more about LabCorp visit www.labcorp.com and to learn more about Covance Drug Development visit www.covance.com.

This press release contains forward-looking statements including with respect to the payment of consideration for Sequenom Notes tendered in the Tender Offers. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by these forward-looking statements. Risks and uncertainties include, among others factors detailed in LabCorp’s and Sequenom’s filings with the SEC including LabCorp’s Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent SEC filings, and Sequenom’s Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent SEC filings. LabCorp undertakes no obligation to update these statements as a result of new events, circumstances or otherwise.

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